Exhibit (a)(36)

AMENDMENT NO. 33 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Amendment of Qualification of Trustees

Effective: November 25, 2019

THIS AMENDMENT NO. 33 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST ("VSPT"), a Delaware statutory trust, dated March 2, 2007, as amended (the "Declaration of Trust"), reflects resolutions adopted by the Board of Trustees (the "Trustees") of VSPT on November 21, 2019, with respect to amending Article IV, Section 4, as amended, to remove the provision of the Declaration of Trust referencing the mandatory retirement age requirement for the Trustees and the corresponding reference in the Table of Contents, acting pursuant to the Declaration of Trust, including Article X, Section 1, of VSPT's Declaration of Trust. The resolutions serve to amend Article IV, Section 4, as amended, of VSPT's Declaration of Trust, to remove the provision of the Declaration of Trust referencing the mandatory retirement age requirement for the Trustees and the corresponding reference in the Table of Contents, effective November 25, 2019.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY'S CERTIFICATE

I, Theresa K. Kelety, Assistant Secretary of Voya Separate Portfolios Trust ("VSPT"), do

hereby certify that the following is a true copy of resolutions duly adopted by the Board of

Trustees (the "Trustees") of VSPT at a meeting held on November 21, 2019 with regard to amending Article IV, Section 4, as amended, of VSPT's Declaration of Trust to remove the provision of the Declaration of Trust referencing the mandatory retirement age requirement for the Trustees and the corresponding reference in the Table of Contents, effective November 25,

2019:

RESOLVED, that pursuant to the Declaration of Trust of Voya Separate Portfolios Trust ("VSPT"), including Article X, Section 1 of VSPT's Declaration of Trust, Article IV, Section 4 of VSPT's Declaration of Trust is hereby deleted in its entirety and replaced with the following:

SECTION 4. RESERVED.

FURTHER RESOLVED, that in connection with this amendment to VSPT's Declaration of Trust, the corresponding reference to Article IV, Section 4 of the Table of Contents is hereby deleted in its entirety and replaced with the following:

SECTION 4. RESERVED.

FURTHER RESOLVED, that this amendment to VSPT's Declaration of Trust, together with such modifications that the officers of VSPT, with the advice of counsel, and subject to review by counsel to the Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, may deem necessary or desirable, be, and it hereby is, approved;

FURTHER RESOLVED, that this amendment to VSPT's Declaration of Trust shall become effective on November 25, 2019; and

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

FURTHER RESOLVED, that the officers of VSPT, be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions.

By: /s/ Theresa K. Kelety_______________

Theresa K. Kelety

Assistant Secretary

Dated: November 25, 2019